Exhibit 10.9

DAVID W. CURTIS SUPPLEMENTAL COMPENSATION

AGREEMENT

THIS AGREEMENT is made and entered into as of the first (1st) day of May, 2002 by and between The Community Bank (hereinafter called the “Bank”), its subsidiaries and affiliates and David W. Curtis (hereinafter called the “Executive”).

WITNESSETH:

WHEREAS, the Executive has been in the employ of the Bank and is now serving the Bank as its President and Chief Executive Officer; and

WHEREAS, because of the Executive’s experience, knowledge of affairs of the Bank, and reputation and contacts in the industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and

WHEREAS, it is the desire of the Bank and in its best interest that the Executive’s service be retained; and

WHEREAS, in order to induce the Executive to continue in the employ of the Bank and to enhance retirement income, the Bank has entered into this Agreement to provide him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE ONE

1.01	Employment. The Board of Directors of the Bank may employ the Executive in such capacity as the Bank may from time to time determine. Notwithstanding anything contained herein, this Agreement is not an agreement of employment and shall not be deemed to confer upon the Executive any rights to continue his employment with the Bank. Nothing herein shall restrict the right of the Executive to enter into an agreement with the Bank concerning any terms and conditions of his employment.

The benefits provided by this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE TWO

2.01

Normal Retirement Benefits. If the Executive shall continue in the employment of the Bank until his sixty-seventh (67th) birthday (“Normal Retirement Date”), and subject to Section 5.03, he shall be entitled to a retirement benefit paid by the Bank commencing on the first day of the month next following the termination for any reason, other than death, of his employment with the Bank on or at any time after such Normal Retirement Date and continuing during his lifetime, payable monthly, in the annual amount of $100,000.

2.02	Accrued Benefit. As used herein the term “Accrued Benefit” shall mean, in any case in which the Executive’s employment with the Bank is terminated for any reason prior to the Normal Retirement Date, the product of (a) $100,000 multiplied by (b) a fraction, the numerator of which is the actual number of full calendar months of employment with the Bank completed by the Executive as of the date of such termination, and the denominator of which is the total number of full calendar months of employment with the Bank that the Executive would have completed had he continued his employment with the Bank until the Normal Retirement Date.

2.03	Optional Forms of Payment. In lieu of the lifetime payments provided in Section 2.01 above, or whenever an Accrued Benefit is payable under this Agreement, with the sole approval of the Bank, the Executive may request in the calendar year prior to the calendar year in which payments are to begin an optional form of payment which shall be the actuarial equivalent of the said lifetime payments and which shall be any optional form other than a lump sum which is provided the Executive under the terms of the Bank’s qualified pension plan.

ARTICLE THREE

3.01	Death of Executive During Employment. Should the Executive die while actively employed with the Bank, whether before or after the Normal Retirement Date, or should he die while disabled and receiving benefits from the Bank’s long term disability plan, the Executive’s named beneficiary, if any, shall be entitled to receive ninety (90) percent of an amount equal to (a) the total proceeds of Policy No. 56601291 issued by New York Life Insurance and Annuity Corporation or any substitute therefor, less (b) the cash surrender value of such policy as of the date of his death, paid in one lump sum, and no further benefits shall be paid or payable under this Agreement.

3.02	Death of Executive After Termination of Employment. Upon the Executive’s death following the termination of his employment for any reason, other than termination for Cause as defined in Section 5.04 below, whether such termination occurs before or after the Normal Retirement Date, the Executive’s named beneficiary, if any, shall be entitled to receive fifty (50) percent of an amount equal to the product of (a) 0.90 and (b) the difference between (i) the total proceeds of Policy No. 56601291 issued by New York Life Insurance and Annuity Corporation or any substitute therefore and (ii) the cash surrender value of such policy as of the date of his death, paid in one lump sum, and no further benefits shall be paid or payable under this “Agreement other than as may be required in accordance with the terms of any optional form of payment that the Executive may have chosen prior to his death, with the approval of the Bank, pursuant to Section 2.03 above.

3.03	Death Benefit Forfeiture. Anything to the contrary in this Agreement not withstanding, the death benefit provided in either Section 3.01 or Section 3.02 above shall become null and void should the Bank not receive for any reason the proceeds of Policy Number 56601291 issued by New York Life Insurance and Annuity Corporation or any policy substituted therefore.

ARTICLE FOUR

4.01	Disability of Executive. In the event the Executive becomes disabled and is receiving benefits from the Bank’s long term disability plan, he shall continue to accrue months of employment service during such period of disability, including during any waiting period required by the Bank’s long term disability plan, for purpose of calculating any Accrued Benefit under Section 2.02 of this Agreement. This continuing accrual of employment service shall terminate effective with the last month for which such disability benefits are paid.

ARTICLE FIVE

5.01

Termination of Service or Discharge. In the event that the Executive’s employment with the Bank is terminated for any reason prior to the Normal Retirement Date, whether such termination is initiated by the Bank or by the Executive, other than any such termination within twenty-four (24) months following a reorganization (as defined in Section 10.01) or any such termination resulting from death, disability or Cause as defined in Section 5.04 below, and subject to the limitations set forth further below in this Section 5.01 and in Section 5.03, the Executive shall be entitled to an annual benefit payable monthly commencing at the Normal Retirement Date or any earlier date as may be approved by the Bank and continuing for his lifetime, which shall be his Accrued Benefit determined in accordance with Section 2.02 above as of the date of his termination of employment. Such Accrued Benefit shall be multiplied by a percentage based on the following table (for purposes of this Agreement, the Anniversary shall occur on May 1st of each year with the first Anniversary on May 1, 2003:

Anniversary of this Agreement	Percentage Multiple
Before second	0%
After second, before third	40%
After third, before fourth	60%
After fourth, before fifth	80%
After fifth	100%

In addition to the foregoing provisions of this Section 5.01, any early retirement payment that may be paid to the Executive under this Section 5.01 shall be further reduced by five-ninths (5/9) of one (1) percent for each month prior to age sixty-seven (67) that such benefits commence, up to sixty (60) months, and by five-eighteenths (5/18) of one (1) percent for each additional month over sixty (60) months that such commencement of benefits precedes Executive’s age sixty-seven (67).

5.02	[This Section Intentionally Blank]

5.03	Employment by Competition. Anything to the contrary in this Agreement notwithstanding, in the event of termination of the Executive’s employment with the Bank for any reason, payments that might otherwise be due and payable under the terms of this Agreement will be forfeited and this Agreement shall become null and void should the Executive become an owner or partner or be employed in any way, including employment as a consultant, by a competitor of the Bank (as determined by a vote of two-thirds of the Bank’s outside directors), which has an office within twenty-five (25) miles of any branch or other office of the Bank, at any time within twenty-four months following any such termination of employment with the Bank.

5.04	Forfeiture. Anything to the contrary in this Agreement notwithstanding, benefits under this Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive’s employment is terminated for Cause and such forfeiture is confirmed by the applicable vote of the Bank’s Board of Directors set forth in each case below. For purposes of this Agreement, Cause shall mean:

A.	Conviction for a felony (requires vote of two-thirds of the Bank’s outside directors);

B	Failure, after written notification, to perform the duties reasonably assigned to Executive in accordance with the custom and practice of the Bank (requires vote of two-thirds of the Bank’s outside directors); or

C.	Gross negligence/or willful misconduct by the Executive in the execution of his duties (require vote of two-thirds of the Bank’s outside directors).

ARTICLE SIX

6.01	Interest. Unless otherwise expressly provided herein, any reference to “interest” shall be a variable rate of interest which shall be the rate of interest on 90-day U.S. Treasury Bills determined at the first auction of each calendar month or part thereof during the period of which interest is to be applied to any obligation hereunder.

ARTICLE SEVEN

7.01	Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, or otherwise.

ARTICLE EIGHT

8.01	Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Bank may have or hereafter have.

ARTICLE NINE

9.01	Funding. The Bank reserves the absolute right at its sole and exclusive discretion to insure and otherwise provide for the obligations of the Bank undertaken by this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts. Should the Bank elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Bank shall be the owner of the Policy. At no time shall the Executive or any beneficiary thereof be deemed to have any right, title or interest in or to any specified asset or assets of the Bank or any trust or escrow arrangement, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom, except as provided in Sections 3.01 and 3.02 above. Any such policy, contract or asset shall not in any way be considered to be security for the performance of the obligations of this Agreement.

If the Bank purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary, and generally cooperate with the Bank in securing such policy.

ARTICLE TEN

10.01	Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless and until such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such successor or survivor person or entity. As used in this Agreement, the term “reorganization” shall mean any of the transactions, or combination thereof, referred to in this Section 10.01.

10.02	Employment Termination after Reorganization. Should the Executive’s employment with the Bank terminate for any reason, whether such termination is initiated by the Bank or by the Executive, other than as a result of death, disability or Cause, within twenty-four (24) months following a reorganization and prior to the Normal Retirement Date, he shall continue to accrue months of employment service until the Normal Retirement Date, subject to Section 5.03 of this Agreement, and shall be entitled to benefits, as may be appropriate, pursuant to Section 2.01 of this Agreement; provided, however, that if the Executive elects to commence his receiving retirement payments prior to the Normal Retirement Date following any such termination, and such commencement of retirement payments is approved by the Bank, then such retirement payments shall be subject to all of the limitations on the amount paid contained in Section 5.01 above, including without limitation the absence of any increase in the Accrued Benefit after any such commencement of retirement payments.

ARTICLE ELEVEN

11.01	Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive, his beneficiaries and his personal representatives, and the Bank, and any successor organization, including without limitation any person or entity that shall succeed to substantially all of the Bank’s assets and business without regard to the form of such succession.

11.02	Bank. As used in this Agreement, Bank shall mean The Community Bank, its subsidiaries and affiliates and any successor organization.

ARTICLE TWELVE

12.01	Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by First Class mail, as the case may be:

To the Bank:

The Community Bank

1265 Belmont Street - P.O. Box 3035

Brockton, MA 02304

Attention: Chairman

To the Executive:

David W. Curtis

170 Main Street Sandwich, MA 02563

Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE THIRTEEN

13.01	Claims Procedure. In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive’s death), and such person feels entitled to receive them under the terms of this Agreement, a claim shall be made in writing to the Bank within sixty (60) days after written notice from the Bank to the Executive or his beneficiary or personal representative that payments are not being made or are not to be made under this Agreement, or, within sixty (60) days after the date such benefit should have been paid under this Agreement according to such claimant. Such claim shall be reviewed by the Bank. If the claim is approved or denied, in full or in part, the Bank shall provide a written notice of approval or denial within sixty (60) days setting forth the specific reason for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. If a claim is denied (a claim shall be deemed denied if the Bank does not take action within the aforesaid sixty (60) day period) and a review is desired, the Executive (or beneficiary or personal representative in the case of the Executive’s death) shall notify the Bank in writing within twenty (20) business days from the earlier of the date of the denial or the end of such sixty (60) day period. In requesting a review, the Executive or his beneficiary or personal representative may review this Agreement or any document relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Bank shall then review the claim and provide a written decision within sixty (60) days after receiving the request for review of the denial. This decision likewise shall state the specific reasons for the decision and shall include reference to specific provisions of this Agreement on which the decision is based.

Any decision of the Bank shall not be binding on the Executive, his personal representative, or any beneficiary without consent, nor shall it preclude further action by the Executive, his personal representative or beneficiary.

ARTICLE FOURTEEN

14.01	Entire Agreement. This instrument may be altered or amended only by a written agreement signed by the parties hereto.

14.02	Actions. Any action with regard to this Agreement by the Bank or the Board of Directors of the Bank shall require a majority vote of the outside directors, except as otherwise provided herein.

14.03	Jurisdiction. The terms and conditions of this Agreement are subject to the laws of the Commonwealth of Massachusetts.

14.04	Gender. Any reference in this Agreement to the masculine shall be deemed to include the feminine.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its duly authorized officer and its Seal affixed, duly attested by its Secretary, and the Executive has hereunto set his hand and seal at Brockton, Massachusetts the day and year first above written.

THE COMMUNITY BANK

/s/ Estrela N. Carvalho	By:	/s/ Richard K. Hynes
Witness		Its Chairman

EXECUTIVE

/s/ Estrela N. Carvalho	/s/ David W. Curtis
Witness	David W. Curtis

AMENDMENT NO. 1

TO

SUPPLEMENTAL COMPENSATION AGREEMENT

Dated as of August 27, 2007

Reference is made to that certain Supplemental Compensation Agreement dated as of May 1, 2002 (the “Agreement”) by and between The Community Bank (the “Bank”) and David W. Curtis (the “Executive”).

WHEREAS, the Bank, its parent mutual holding company, Campello Bancorp, and the Executive have entered into, as of the date hereof, a Change in Control Agreement providing for certain payments and benefits following the occurrence of certain specified events (the “Change in Control Agreement”); and

WHEREAS, the parties wish to maintain consistency in the use of certain defined terms in both the Agreement and the Change in Control Agreement and to reconcile certain provisions contain in the Agreement and the Change in Control Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

Amendment to Section 5.01. In Section 5.01, the term “reorganization” contained in the fourth line thereof shall be and hereby is deleted, and in place thereof shall be and hereby is inserted the term “Change in Control”.

Amendment to Section 5.03. Section 5.03 shall be and hereby is amended as follows:

•

The parenthetical phrase “(as determined by a vote of two-thirds of the Bank’s outside directors)” contained in the sixth line thereof shall be deleted in its entirety and in place thereof shall be inserted the parenthetical phrase “(as determined by a vote of two-thirds of the outside directors of the Bank and its parent mutual holding company voting as a single body)”; and

•

At the end of Section 5.03, immediately preceding the period indicating the end of the section, the following clause shall be inserted: “; provided, however, that the provisions of this Section 5.03 shall not apply, and shall have no further force or effect, upon and following the occurrence of a Change in Control”.

Amendment to Section 5.04. Section 5.04 shall be and hereby is amended and restated in its entirety to read as follows:

5.04	Forfeiture. Anything to the contrary in this Agreement notwithstanding, benefits under this

Agreement shall be forfeited and all rights of the Executive and his beneficiaries shall become null and void, if the Executive’s employment is terminated for Cause. For purposes of this Agreement, termination of the Executive’s employment for “Cause” shall mean termination on the basis of (i) the Executive’s willful and continued failure to substantially perform his employment duties (other than any such failure resulting from the Executive’s death or incapacity due to physical or mental illness) after (A) a written demand for substantial performance is delivered to the Executive jointly by the respective Chairpersons of the Bank’s and its parent mutual holding company’s Board of Directors, which demand specifically identifies the manner in which the Bank’s and its parent mutual holding company’s Board of Directors believes that the Executive has not substantially performed his employment duties, and (B) the Executive has been afforded a reasonable opportunity to meet jointly with the Bank’s and its parent mutual holding company’s Board of Directors regarding such assertions of nonperformance, or (ii) the Executive’s willfully engaging in conduct which is demonstrably and materially injurious to the Bank, monetarily or otherwise. For purposes of this Section 5.04, no act, or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Bank. The Executive shall be deemed to have been terminated for Cause only at such time as there shall have been delivered to him a written notice of termination by the Bank, which has been duly adopted by the affirmative vote of not less than a majority in number of the entire membership of the Bank’s and its parent mutual holding company’s Board of Directors (excluding the Executive if he is then a director of either the Bank or its parent mutual holding company or both) voting together as a single body at a joint meeting of such Boards of Directors duly called and held to consider such proposed termination of the Executive, and which states that, in the good faith opinion of such Boards of Directors, the Executive has acted or failed to act in such a way that constitutes conduct set forth above in this Section 5.04 and specifies in detail the acts or omissions that constitute such conduct and serves as the basis for such termination for Cause.

Amendment to Section 10.01. Section 10.01 shall be and hereby is amended and restated in its entirety to read as follows:

10.01 Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean any change in the ownership or effective control of the Bank or its parent mutual holding company, or in the ownership of a substantial portion of the assets of the Bank or its parent mutual holding company, as such change is defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations of the Internal Revenue Service promulgated thereunder (the “Regulations”); provided, however, that under no circumstances shall any conversion of the Bank’s parent mutual holding company from mutual to stock form or any issuance of a minority interest in the Bank or any middle-tier stock holding company constitute on its own a Change in Control for purposes of this Agreement. The Bank shall not consummate any transaction or series of related transactions that results in, or enter into any agreement that provides for or would result in, a Change in Control, unless and until any successor or continuing entity or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of a Change in Control, the term “Bank” as used in this Agreement shall be deemed to refer to any such successor or continuing entity or person.

Amendment to Section 10.02. Section 10.02 shall be and hereby is amended as follows:

•	In the heading to Section 10.02, the term “Reorganization” shall be deleted and in place thereof shall be inserted the term “Change in Control”;

•	In the fourth line of Section 10.02, immediately after the word “following” shall be inserted the phrase “the occurrence of;

•	In the fourth line of Section 10.02, the term “reorganization” shall be deleted and in place thereof shall be inserted the term “Change in Control”; and

•	In the fifth and sixth lines of Section 10.02, the phrase “subject to Section 5.03 of this Agreement,” shall be deleted in its entirety.

Addition of New Section 14.05. Immediately following Section 14.04 of the Agreement, the following additional Section 14.05 shall be and hereby is added to the Agreement:

14.05	Compliance with Code Section 409A. The terms of this Agreement shall not be amended, modified or waived in any way if the effect thereof would be to change the time or form of any payment or benefit under this Agreement, except to the extent permitted by Section 409A of the Code and the Regulations, and the provisions of this Agreement shall be construed so as to avoid the inclusion in gross income for federal income tax purposes of any payment or benefit to be made hereunder to the Executive or to any of his beneficiaries or dependents pursuant to Section 409A of the Code and the Regulations.

The Agreement, as amended by this Amendment No. 1, is and shall continue to be in full force and effect and shall not be affected by this Amendment No. 1, except and only to the extent specified above.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned Executive has hereunto set his hand and the Bank has caused this Amendment No. 1 to be executed in its name and on its behalf by a duly authorized officer, in each case as an instrument under seal and as of the date set forth above.

THE COMMUNITY BANK

By:	/s/ Jane Callahan, Chairman
Name:
Title

EXECUTIVE

/s/ David W. Curtis
David W. Curtis